Quarterly Stakeholder Letter THIRD QUARTER | FISCAL YEAR 2024

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2024 | 2 1 We define “profits”, “profitably” and “profitability”, discussed within, in terms of Adjusted EBITDA. 2 Full-time employees as of October 31, 2023. Dear Phreesia stakeholders, I am proud of our work during the third quarter to further our mission of helping patients take a more active role in their care. I am equally proud of our progress toward a return to profitability1 in fiscal year 2025. I believe we are a profoundly different company today than we were in our most recent profitable1 year in fiscal 2021. We’ve invested for long-term growth and scale, and while we have made adjustments along the way, we believe our investments have positioned us to drive shareholder value in the coming years. Our team and board of directors are looking forward to our return to profitability1 and to becoming a self-sustaining business that continues to invest in innovation and growth. We were thrilled to learn that the Centers for Medicare and Medicaid Services (“CMS”) will include the Patient Activation Measure (“PAM”®) in the Merit-based Incentive Payment System (“MIPS”) starting in 2024. A significant body of research has shown that patients’ activation level impacts their health outcomes. We believe that including PAM in MIPS will allow more providers to use it in their organizations, enabling them to better understand and support their patients. We also recently received the great news that our platform once again received HITRUST CSF certification, illustrating our longstanding commitment to information security. We’re so pleased that this certification— as well as our other privacy and security recognitions—can continue to demonstrate to healthcare organizations that we’re a trusted partner. Our platform has delivered personalized health content to millions of individuals, helping to inform and activate them at critical moments on their healthcare journey in order to help improve their health outcomes. In doing so, Phreesia is also committed to protecting individuals' privacy. We believe everyone should be in charge of their health information, and we’ve built our platform of personalized health content on the principles of privacy and consent. During the quarter, we acquired ConnectOnCall, which gives us an innovative medical answering solution that makes it easier for on-call providers to respond to patient calls—especially after hours— and improves the patient experience. We are encouraged by the early feedback from providers about the value and differentiation of this product, which is now called PhreesiaOnCall. Our team of 1,501 Phreesians2 across North America has helped drive strong value for our clients and operating leverage across Phreesia. We appreciate our team’s contributions to a successful fiscal third quarter. We wish all of our stakeholders a safe, healthy and happy holiday season and we look forward to updating you on our progress in 2024. DECEMBER 5, 2023 Chaim Indig Chief Executive Officer and Co-Founder

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2024 | 3 Fiscal Year 2024 Third Quarter Highlights3 REVENUE Total revenue was up 25% year-over-year to $91.6 million in the third fiscal quarter. Year-over-year growth was led by Subscription and related services at 29%, followed closely by Network solutions at 26%. Payment processing fees were up 18% year-over-year. QUARTERLY REVENUE1 (Q4 FY2020 - Q3 FY20242) Subscription and related services Payment processing fees Network Solutions 1 Revenue may not add up due to rounding. 2 Fiscal year ended January 31; FY2020 only includes Q4’20. FY2024 only includes Q1’24, Q2’24 and Q3’24. 3 Fiscal quarter ended October 31, 2023 is unaudited.

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2024 | 4 Average Healthcare Services Clients In the fiscal third quarter of 2024, we supported 3,688 Average Healthcare Services Clients (“AHSCs”),4 an increase of 243 AHSCs over the second quarter of fiscal year 2024 and an increase of 706 AHSCs (or 24%) year-over-year. Excluding the 67 AHSCs added from our October 3, 2023 acquisition of ConnectOnCall.com, LLC (“ConnectOnCall”), we added 176 AHSCs in the quarter, in-line with our expectation shared on September 6, 2023. We expect to see AHSCs increase by approximately 270 during the fourth quarter of fiscal year 2024, compared to the third fiscal quarter, or approximately 150 excluding those AHSCs added from with ConnectOnCall. AHSCS (Q4 FY2020 - Q3 FY20241) 1 Fiscal year ended January 31; FY2020 only includes Q4’20. FY2024 only includes Q1’24, Q2’24 and Q3’24. Total Revenue and Healthcare Services Revenue Per AHSC In the fiscal third quarter of 2024, total revenue per AHSC was $24,842, up 1% year-over-year, driven by Subscription and related services and Network solutions revenue growth, both of which outpaced AHSC growth. We expect total revenue per AHSC to decline in the fourth quarter of fiscal 2024 largely due to the impact of adding AHSCs from ConnectOnCall that have an immaterial amount of revenue 4 We define AHSCs as the average number of clients that generate Subscription and related services or Payment processing fees revenue each month during the applicable period. In cases where we act as a subcontractor providing white-label services to our partner's clients, we treat the contractual relationship as a single healthcare services client.

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2024 | 5 associated with them. Healthcare services revenue per AHSC5 for the quarter was $17,845, up 1% year-over-year. As a reminder, Subscription and related services and Network solutions revenue growth are driven by two factors: 1) the growth of our network of healthcare services clients and 2) our ability to drive more value for our existing clients across the solutions within each of our revenue categories. By contrast, our Payment processing fees revenue is almost entirely driven by the growth of our provider network, which our AHSC metric closely mirrors. Existing clients who utilize our payment-facilitator model have only nominal additional payments to process on our network after we have transitioned them to our payment-facilitator model. Our Network solutions revenue also benefits from the size of our provider network. We believe that having multiple methods of monetizing our network is a key factor behind our historical revenue growth. We estimate that our total addressable market (“TAM”) of approximately $10 billion6 and our target client universe in the ambulatory and hospital markets of approximately 50,000 addressable healthcare services clients7 implies a total annual revenue opportunity of approximately $200,000 per addressable healthcare services client8 or approximately double our annualized fiscal third quarter total revenue per AHSC. 5 During the three months ended January 31, 2023, we re-labeled our key metric “Average revenue per healthcare services client” to “Healthcare services revenue per AHSC.” We did not make any changes to the calculation of this metric in re-labeling this metric, and we have not changed any previously reported amounts. We define Healthcare services revenue as the sum of Subscription and related services revenue and Payment processing fees revenue. We define Healthcare services revenue per AHSC as healthcare services revenue in a given period divided by AHSCs during that same period. 6 Management’s estimate of the $10 billion total addressable market is derived from: (1) an estimated potential $6.3 billion in Subscription and related services revenue, generated from the approximately 1.4 million U.S.-based healthcare services organizations who take medical appointments in ambulatory care settings and healthcare service providers who work in hospital settings, (2) an estimated potential $2.3 billion in consumer-related transaction and payment processing fees, which are based on a percentage of payments that can be processed via the Phreesia Platform and address approximately $95.0 billion of annual out of pocket patient spend in ambulatory healthcare related professional services, and (3) an estimated potential $1.9 billion in Network solutions revenue, based on projections of direct-to-consumer point of care marketing spend and health care member enrollment. 7 IQIVIA, Definitive Healthcare and company estimates as of April 2021. 8 Management’s estimated total annual revenue opportunity per addressable healthcare services client of over $200,000 is derived from an estimated potential (i) ~$126,000 in annual Subscription and related services revenue per addressable healthcare services client, (ii) ~ $46,000 in annual Payment processing fees revenue per addressable healthcare services client, and (iii) ~$38,000 in annual Network solutions revenue per addressable healthcare services client.

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2024 | 6 TOTAL REVENUE1 PER AHSC2 (Q4 FY2020 - Q3 FY20243) Subscription and Related Services Payment Processing Fees Network Solutions 1 Revenue may not add up due to rounding. 2 Calculated by revenue stream for each period presented as revenue for that period divided by AHSCs during the same period. 3 Fiscal year ended January 31; FY2020 only includes Q4’20. FY2024 only includes Q1’24, Q2’24 and Q3’24. Subscription and Related Services Subscription and related services revenue for the third quarter of fiscal year 2024 grew 29% compared to the third quarter of the prior fiscal year. Subscription and related services revenue per AHSC was $11,550 in the fiscal third quarter, up 4% year-over-year and up 2% on a sequential basis. We expect this figure to grow over the long-term as we deepen our relationships with our clients through continued improvements in our solutions and the addition of new products. Payment Processing Our Payment processing fees revenue grew 18% over the prior year’s fiscal third quarter, driven by an 18% increase in patient payment volume. Payment processing fees generally grow in line with our network growth. In the fiscal third quarter, we saw patient payment volumes that were generally in-line with our internal expectations from the fiscal second quarter of 2024. As a reminder, patient responsibility declines as a share of total spending as the calendar year progresses due to benefit plan design. Consistent with that trend, payment volume on a per client basis has historically been lower in the second half of our fiscal years as compared to the first half with the exception of fiscal year 2021 during the pandemic. Our Payment processing fees revenue has returned to the level of predictability we experienced prior to the COVID-19 pandemic. Additionally, our payment-facilitator volume percentage was 82% in the fiscal third quarter of 2024, up 1% year-over-year.

Our payment processing gross margin[9] was 34% in the fiscal third quarter of 2024, compared to 35% and 33% in the fiscal third quarter of 2023 and the fiscal second quarter of 2024, respectively. Our fiscal third quarter take rate percentage[10] was 2.93%. Our fiscal third quarter take rate percentage remained relatively flat compared to 2.97% in the fiscal third quarter of 2023 and 2.91% in the fiscal second quarter of 2024.

PATIENT PAYMENT STATISTICS (Q4 FY2020 - Q3 FY2024[3])



Take Rate Percentage[10]
Patient Payment Volume (in millions)[1]
Payment Facilitator Volume Percentage[2]
82%
84%
82%
80%
79%
78%
78%
79%
79%
80%
80%
81%
81%
82%
82%
82%
$477
$454
$466
$524
$552
$701
$696
$682
$689
$837
$811
$815
$821
$1,016
$989
$965
3.01%
3.08%
3.11%
3.09%
3.08%
3.04%
3.00%
2.99%
2.96%
2.89%
3.01%
2.97%
2.97%
2.91%
2.91%
2.93%
Q4'20
Q1'21
Q2'21
Q3'21
Q4'21
Q1'22
Q2'22
Q3'22
Q4'22
Q1'23
Q2'23
Q3'23
Q4'23
Q1'24
Q2'24
Q3'24
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024

[1] We believe that patient payment volume is an indicator of both the underlying health of our healthcare services clients' businesses and the continuing shift of healthcare costs to patients. We measure patient payment volume as the total dollar volume of transactions between our healthcare services clients and their patients who utilize our payment platform, including via credit and debit cards that we process as a payment facilitator, as well as through cash and check payments, and credit and debit transactions for which Phreesia acts as a gateway to other payment processors.

[2] Payment facilitator volume percentage is defined as the volume of credit and debit card patient payment volume that we process as a payment facilitator as a percentage of total patient payment volume. Payment facilitator volume is a major driver of our Payment processing fees revenue.

[3] Fiscal year ended January 31. FY2020 only includes Q4'20. FY2024 only includes Q1'24, Q2'24 and Q3'24.

[9] We define payment processing gross margin as the difference between Payment processing fees revenue and payment processing expense, divided by Payment processing fees revenue.

[10] We define take rate percentage as payment processing fees / (patient payment volume x payment facilitator volume percentage).

Phreesia

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2024 | 7

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2024 | 8 Network Solutions Our Network solutions revenue includes fees from life sciences companies and payers for direct communications through the Phreesia platform that are designed to educate, engage and activate patients on topics critical to their health. Fiscal third quarter 2024 Network solutions revenue increased 26% compared to the fiscal third quarter of 2023. As a reminder, Network solutions revenue from our life sciences clients is based largely on the delivery of messages at a contracted price per message to those patients from whom we receive permission. Campaigns are sold for a specified number of messages delivered to qualified patients over an expected timeframe, and revenue is recognized as those messages are delivered. Life Sciences Our Life Sciences solutions enable us to inform and activate patients at critical moments on their healthcare journey to help improve their health outcomes. In the fiscal third quarter, we delivered engagements—including certain pro-bono engagements—to patients on topics like flu shots, cancer screenings, peripheral artery disease, sun safety and adolescent mental health issues. Phreesia is proud to be able to work with premier organizations focused on population health and public service announcements all year round. Some of the organizations who brought critical, personalized information to patients at the point of care with Phreesia this year included the American Lung Association, the American Heart Association, the National Kidney Foundation, the Prevent Cancer Foundation and the Ad Council. One of the initiatives that Phreesia was honored to support was a breast cancer screening reminder campaign with the Prevent Cancer Foundation®, the only U.S.-based nonprofit organization solely dedicated to cancer prevention and early detection. The Foundation aims to reduce cancer deaths by 40% by 2035 and leveraged Phreesia to help teach women about the risk factors for breast cancer and remind them to talk to their doctor and receive regular screenings. Since October, over 684,000 women ages 35+ have seen the campaign. Based on a survey of 1,803 randomly selected women who saw the campaign: of all respondents said they found the content helpful said they were likely to talk to their doctors about breast cancer risk factors after engaging with the materials said they were likely to talk to their doctors about breast cancer screening after engaging with the materials

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2024 | 9 Payer On November 2, as part of its calendar year (“CY”) 2024 Physician Fee Schedule final rule, CMS finalized the Patient Activation Measure—Gains in Patient Activation Measure (PAM®) Scores at 12 Months measure—in the Merit-based Incentive Payment System (“MIPS”) for the CY 2024 performance period/2026 payment year and future years, as well as in 15 specialty measure sets and five MIPS Value Pathways. PAM is a validated survey that measures patients’ knowledge, skills and confidence to self-manage their care. Used by hundreds of healthcare organizations across the country and in more than 800 peer-reviewed studies, PAM is predictive of patients’ future health risks, including hospitalizations, readmissions and emergency-department utilization. In its proposed rule, CMS said the PAM performance measure is a “broadly applicable” and “high priority” quality measure that “ensures capture of the patient voice and experience of care related to the patients understanding and confidence in the ability to manage their health and be an active partner in their health care journey.” This is an exciting milestone for Phreesia, as activating patients is core to our mission and something we believe is critical to improving health equity and patient outcomes. In October, we entered our second full Medicare Annual Enrollment Period (“AEP”) for our lead generation solution, which connects eligible and interested seniors with health plan agents who can educate them about the Medicare products that may best suit their needs. Through our early experience in this market, we have gained a better understanding of the value we bring to clients, our unit economics and time horizon for growth. We do not expect revenue from payers to be a meaningful contributor to our revenue in fiscal 2024 or fiscal 2025; however, we do expect any revenue growth from payers to be profitable1. Accordingly, we have also downsized our investments in this area to better align with the expected near-term revenue contribution. We continue to invest in initiatives related to PAM as we gain traction within CMS.

Phreesia Platform Update

INNOVATIVE SOFTWARE TO IMPROVE EFFICIENCY, CASH FLOW AND THE PATIENT EXPERIENCE

ACCESS	REGISTRATION	REVENUE CYCLE	NETWORK CONNECT
Appointment reminders	Mobile and in-office intake modalities	Point-of-service payments	Patient and member education and engagement
Integrated patient scheduling	Registration for virtual visits	Insurance verification	Referral management
Automated appointment rescheduling	Specialty-specific workflows	Payment plans	Patient and member insights
Patient text messaging	Consent management	Online payments	
After-hours automated answering service	Self-service, patient-reported outcomes, and screenings	Card on file and payment assurance	

PhreesiaOnCall

In the third fiscal quarter, Phreesia acquired ConnectOnCall, a company led by two physician founders who were seeking to find a well-capitalized partner to provide necessary investment to accelerate their product's solid early market adoption. PhreesiaOnCall, as it is now branded, is an innovative medical answering solution that makes it easier for on-call providers to respond to patient calls—especially after hours—and improves the patient experience.

We believe PhreesiaOnCall addresses a key pain point in the healthcare journey: Patients who call their providers after hours are often routed to third-party answering services staffed by individuals with no specialized healthcare training. We believe this is another area in the healthcare industry that needs to be modernized.

PhreesiaOnCall streamlines the process, alerting on-call providers when a patient has called and allowing them to listen to the patient's voicemail, access their medical information from their electronic health record, and call them back—all from an app on their mobile device. The solution is a natural extension of the investments Phreesia has made to improve efficiency and make processes work better for providers, staff and patients. We believe our size and scale will allow us to take a great product and reach many more providers, with important implications for healthcare organizations.

The acquisition of ConnectOnCall consisted of an upfront cash payment of $3.9 million and future cash payments of approximately $11 million payable in seven quarterly installments from December 2023 through June 2025. The revenue contribution from the acquisition is not material.

Phreesia QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2024 | 10

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2024 | 11 Security, Compliance and Privacy In October, Phreesia’s platform and data centers again earned HITRUST Risk-based 2-year certification, a significant milestone we believe demonstrates that we have met demanding regulatory compliance and industry-defined requirements and are appropriately managing risk. “At Phreesia, we’re dedicated to upholding the highest security and compliance standards, and this recertification is a welcome recognition of those efforts” said Evan Roberts, Chief Operating Officer, Phreesia.” As we continue to grow and scale, we want our clients to be assured that we’re a trusted partner and responsible steward of their data. HITRUST certification gives them confidence that we take our commitment incredibly seriously.” We believe our prior investments in people, processes and systems are now being leveraged to pursue and receive industry credentials such as HITRUST certification, SOC 2 Type 2 certification, PCI Point-to- Point Encryption (“P2PE”) validation and recognition as a PCI DSS Level 1 service provider. We believe these credentials are not only important to our stakeholders but also give us a competitive advantage in the markets where we operate. We believe the maintenance of these certifications and recognitions further validate our commitment to privacy with respect to how we show individual users personalized health-related content. Our platform gives users the option to give Phreesia permission to use their data to show them personalized information from a variety of sources, including pharmaceuticals companies, advocacy groups and public health associations. This content may include information about specific drugs or therapies, specific diseases or conditions, or other general health topics. It is aimed at getting more information into the hands of patients to help them have more informed conversations and make decisions about their care. User reviews and declines the HIPAA Authorization. User reviews and accepts the HIPAA Authorization. Their check-in platform session ends. User sees a transition screen that tells them they’ve completed their check in and what follows is optional personalized health content. *This is a typical workflow. User may see a message, if relevant personalized content is available. After the user completes the check-in process on Phreesia, they are presented with an optional HIPAA authorization. If they accept, Phreesia may use their data to show the patient personalized health information. The user meets with their provider

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2024 | 12 We firmly believe that patients who receive high-quality, trustworthy, relevant health information at the point of care have better outcomes, including higher rates of diagnosis and increased preventive screening.11 Viewing this content is totally optional and, even once an individual gives Phreesia permission to use their data to show them personalized health content, they may change their mind and revoke that permission at any time. Culture As part of our ongoing focus on employee feedback and continuous improvement, Phreesia released the results of our second annual employee engagement survey, which showed promising jumps in areas such as health and wellbeing, diversity and inclusion, collaboration and overall employee engagement. The survey results also helped steer our area of focus on efficiency for the coming year as we continue our efforts to make Phreesia a supportive and dynamic place to work. The health and wellness of our employees is always a top priority, so in the third fiscal quarter, Life@Phreesia kicked off our second annual Phall Wellness Challenge, an initiative aimed at boosting employees’ uptake of preventive care services. By logging activities that support their health, such as getting a flu shot or scheduling a wellness visit, Phreesians could earn points on our employee engagement platform to use to purchase gift cards, merchandise and experiences. In the first week of October, Phreesia also celebrated Customer Service Week, an international celebration of the importance of customer service and of the employees who serve and support customers. To honor the occasion, we shared positive feedback from clients internally, and we encouraged our employees to recognize their client-facing peers. Operating Leverage When we made the intentional decision to raise capital and accelerate the deployment of capital, we did so with the thesis that if we invested in scale and product, we would be able to accelerate our growth rate for an extended period and generate operating leverage. In order to accomplish both of these goals, we knew that we would also need to monitor our progress on both growth and operating leverage. Along the way, the rapid rise in the cost of capital, which is now expected to remain at higher levels for a longer period of time, has also influenced our view on growth and profitability1. We began to see operating leverage across most of our expense areas in fiscal 2023, and our ability to generate operating leverage has continued through fiscal 2024 putting us in a position to return to profitability1 in fiscal 2025. We expect our Sales and marketing, Research and development and General and administrative expense lines to all show improvement as a percentage of revenue through fiscal 2025. 11 Based on performance data from Life Sciences campaigns.

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2024 | 13 Cost of Revenue Cost of revenue (excluding depreciation and amortization) increased $1.0 million to $15.5 million for the three months ended October 31, 2023, as compared to $14.6 million for the three months ended October 31, 2022. The increase resulted primarily from a $1.5 million increase in outside services and other third-party costs driven by growth in revenue, partially offset by a $0.6 million decrease in employee compensation and benefits costs. Stock compensation expense incurred related to cost of revenue was $1.3 million and $0.9 million for the three months ended October 31, 2023 and 2022, respectively. Sales & Marketing Sales and marketing expense decreased $0.2 million to $36.5 million for the three months ended October 31, 2023, as compared to $36.6 million for the three months ended October 31, 2022. The decrease was primarily attributable to a $1.8 million decrease in total compensation and benefits costs driven by lower headcount, partially offset by a $1.6 million increase in outside services and other third-party sales and marketing costs. Stock compensation expense incurred related to sales and marketing expense was $6.3 million and $5.5 million for the three months ended October 31, 2023 and 2022, respectively. Research & Development Research and development expense increased $5.9 million to $28.5 million for the three months ended October 31, 2023, as compared to $22.7 million for the three months ended October 31, 2022. The increase resulted primarily from a $4.4 million increase in total compensation and benefits costs driven by higher compensation for existing employees and increased research and development headcount, as well as a $1.5 million increase in software, outside services and other third-party research and development costs. Stock compensation expense incurred related to research and development expense was $4.6 million and $3.0 million for the three months ended October 31, 2023 and 2022, respectively. General & Administrative General and administrative expense increased $0.6 million to $20.2 million for the three months ended October 31, 2023, as compared to $19.6 million for the three months ended October 31, 2022. The increase resulted primarily from an increase in acquisition related costs and a $0.6 million increase in total employee-related expenses. Stock compensation incurred related to general and administrative expense was $5.8 million and $5.3 million for the three months ended October 31, 2023 and 2022, respectively.

OPERATING EXPENSE TRENDS


Subscription & Network Solutions[1]
Cost of Revenue % Rev
27% 29% 29% 30% 33% 31% 27% 27% 25% 23% 23%
Q1 FY22 Q2 FY22 Q3 FY22 Q4 FY22 Q1 FY23 Q2 FY23 Q3 FY23 Q4 FY23 Q1 FY24 Q2 FY24 Q3 FY24


Payment processing expense[2]
% Rev
58% 59% 59% 61% 63% 64% 65% 65% 66% 67% 66%
Q1 FY22 Q2 FY22 Q3 FY22 Q4 FY22 Q1 FY23 Q2 FY23 Q3 FY23 Q4 FY23 Q1 FY24 Q2 FY24 Q3 FY24


Sales & Marketing
$ / % of Rev
$15 $22 $32 $37 $40 $38 $37 $36 $37 $37 $37
31% 43% 57% 64% 63% 56% 50% 47% 45% 43% 40%
Q1 FY22 Q2 FY22 Q3 FY22 Q4 FY22 Q1 FY23 Q2 FY23 Q3 FY23 Q4 FY23 Q1 FY24 Q2 FY24 Q3 FY24


Research & Development
$ / % of Rev
$8 $11 $15 $17 $21 $23 $23 $25 $26 $27 $29
17% 22% 27% 30% 33% 33% 31% 33% 32% 32% 31%
Q1 FY22 Q2 FY22 Q3 FY22 Q4 FY22 Q1 FY23 Q2 FY23 Q3 FY23 Q4 FY23 Q1 FY24 Q2 FY24 Q3 FY24


General & Administrative
$ / % Rev
$13 $16 $18 $22 $21 $20 $20 $20 $20 $21 $20
26% 32% 32% 37% 33% 30% 27% 26% 24% 24% 22%
Q1 FY22 Q2 FY22 Q3 FY22 Q4 FY22 Q1 FY23 Q2 FY23 Q3 FY23 Q4 FY23 Q1 FY24 Q2 FY24 Q3 FY24

[1] Subscription & Network Solutions Cost of Revenue as a % of Revenue equals cost of revenue (excluding depreciation and amortization), divided by the sum of Subscription and related services revenues and Network solutions revenues.

[2] Payment processing expense as a % of Revenue equals payment processing expense divided by Payment processing fees revenues.

Phreesia

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2024 | 14

Cash Flow Statement, Balance Sheet and Liquidity

We have made significant progress in improving operating cash flow, presented as net cash used in operating activities. Our fiscal third quarter net cash used in operating activities improved by $14.4 million year-over-year. On a fiscal year to date basis, net cash used in operating activities improved by $44.9 million year-over-year. The improvement reflects strong revenue performance over these periods as well as solid expense and cash collections management. We remain focused on driving strong conversion of revenue growth and operating leverage into improvements in operating cash flow in order to accelerate our return to profitability[1].

As of October 31, 2023 and January 31, 2023, we had cash and cash equivalents of $103.4 million and $176.7 million, respectively. Cash and cash equivalents consist of money market funds and cash on deposit at various financial institutions. We note that certain cash payments are made in individual quarters, causing some quarter-to-quarter fluctuations in cash flow from operations and free cash flow. We are comfortable that our current cash and cash equivalents balance, along with cash generated in the normal course of business gives us sufficient flexibility to reach our outlook for fiscal 2025.

($ in thousands)	Three months ended October 31,		Nine months ended October 31,	
	2023	2022	2023	2022
Net cash used in operating activities	$(6,310)	$(20,748)	$(29,300)	$(74,224)
Investing activities:				
Acquisitions, net of cash acquired*	(10,406)	–	(14,279)	–
Capitalized internal-use software	(4,069)	(5,334)	(13,889)	(15,576)
Purchases of property and equipment	(1,242)	(1,394)	(3,344)	(4,028)
Net cash used in investing activities	$(15,717)	$(6,728)	$(31,512)	$(19,604)

*Acquisitions, net of cash acquired consists of cash paid to acquire Comsort, Inc., d/b/a MediFind ("MediFind"), Access eForms, LLC ("Access") and ConnectOnCall during the three and nine months ended October 31, 2023, net of cash acquired.

On December 4, 2023, we entered into a new 5-year $50 million senior secured asset-based revolving credit facility ("Capital One Credit Facility") maturing in December 2028. The new Capital One Credit Facility was entered into with Capital One, N.A., acting as administrative agent and replaces our previous senior secured revolving credit facility with Silicon Valley Bank, which we terminated on the same date. We believe the new Capital One Credit Facility will give us additional financial flexibility through the 5-year term. The facility is available to us for working capital and general corporate purposes.

Phreesia

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2024 | 15

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2024 | 16 Fiscal Year 2024 Outlook We are maintaining our revenue outlook for fiscal year 2024 at $353 million to $356 million, implying year-over-year growth of 26% to 27%. We note that the maintenance of our $3 million revenue range is mostly related to our Network solutions revenue line where we have a wider range of revenue scenarios in the month of January which represents a new spending year for our Life Sciences clients. We are raising our Adjusted EBITDA outlook for fiscal year 2024 to approximately negative $39 million from a previous range of negative $54 million to negative $49 million. We note that because our fiscal year ends in January, our fourth quarter includes several year-end expense items of approximately $1 to $2 million. Fiscal Year 2025 Outlook and Target We are introducing our revenue outlook for fiscal 2025. We expect revenue to be in the range of $424 million to $434 million. The revenue range provided for fiscal 2025 assumes no additional revenue from potential future acquisitions completed between now and January 31, 2025. In conjunction with our initial revenue outlook for fiscal 2025, we are revising our timeline for reaching annualized revenue of $500 million. Over the past two months, in order to accelerate our path to profitability1, we have made decisions to hold back on certain planned investments in our go to market and in the payer space because we do not believe the revenue from those investments will be realized soon enough to justify the returns in the current cost of capital environment. As a result of these decisions, we now expect to achieve $500 million of annualized revenue in a quarter in fiscal 202612 as compared to our previous target of a quarter in fiscal 2025. In conjunction with our increased prioritization of achieving profitability1, we are introducing our Adjusted EBITDA Outlook for fiscal 2025. We expect Adjusted EBITDA for fiscal 2025 to be in the range of $10 million to $20 million. Our new outlook represents an acceleration to profitability1 compared to our previous target of achieving profitability1 at some point during fiscal year 2025. We believe our decisions will enhance long-term shareholder value. We believe our $103.4 million in cash and cash equivalents as of October 31, 2023, along with cash generated in our normal operations gives us sufficient flexibility to reach our fiscal 2025 revenue and Adjusted EBITDA outlook. Additionally, our available borrowing capacity under our credit facility with Capital One provides us with an additional source of capital to pursue future growth opportunities not incorporated into our fiscal 2025 revenue and Adjusted EBITDA outlook. 12 For our target revenue, “annualized” is defined as multiplying the highest-revenue quarter in fiscal year 2026 by four.

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2024 | 17 About Phreesia Phreesia is a trusted leader in patient activation, giving providers, health plans, life sciences companies and other organizations tools to help patients take a more active role in their care. Founded in 2005, Phreesia enabled more than 120 million patient visits in 2022–more than 1 in 10 visits across the U.S.–scale that we believe allows us to make meaningful impact. Offering patient- driven digital solutions for intake, outreach, education and more, Phreesia enhances the patient experience, drives efficiency and improves healthcare outcomes. To learn more, visit phreesia.com. INVESTOR CONTACT: Balaji Gandhi investors@phreesia.com MEDIA CONTACT: Maureen McKinney mmckinney@phreesia.com Non-GAAP Financial Measures We have not reconciled our Adjusted EBITDA outlook to GAAP Net income (loss) because we do not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other (income) expense, net and (Benefit from) provision for income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). We also have not reconciled our gross margins (excluding payments revenue and payment processing expenses)13 to GAAP gross margin due to the uncertainty and potential variability of reconciling items between gross margin (excluding payments revenue and payment processing expenses) and GAAP gross margin. Because we cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). 13 We define gross margins (excluding payments revenue and payment processing expenses) as the excess of the sum of Subscription and related services revenue and Network solutions revenue over cost of revenue (excluding depreciation and amortization), divided by the sum of Subscription and related services revenue and Network solutions revenue.

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2024 | 18 Forward-Looking Statements This stakeholder letter includes express or implied statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance and may contain projections of our future results of operations or of our financial information or state other forward-looking information. These statements include, but are not limited to, statements regarding: our future financial and operational performance, including our revenue, margins, Adjusted EBITDA, cash flows and our ability to reach profitability1 in fiscal year 2025 or 2026; our outlook for fiscal year 2024 and fiscal year 2025 (including with respect to Adjusted EBITDA) and our fiscal year 2025 and 2026 targets; our belief that our hold back on certain planned investments will accelerate profitability1 and that our increased prioritization of achieving profitability1 will enhance long-term shareholder value; our expectation that we will become a self-sustaining business that continues to invest in innovation and growth; the expected results and benefits of our acquisitions, including our recent acquisition of ConnectOnCall; our estimated total addressable market (including any components thereof) and our estimated addressable healthcare services clients; our expected increase in AHSCs during the fourth quarter of fiscal year 2024; our expected decrease in total revenue per AHSC in the fourth quarter of fiscal 2024; our expectations regarding growth in Subscription and related services revenue per AHSC in the long-term; our expectations regarding revenue from payers and our ability to grow profitability1 in that market; our belief that our new revolving credit facility with Capital One will give us additional financial flexibility; our ability to finance our plans to achieve our fiscal year outlook with our current cash balance along with cash generated in the normal course of business; our business strategy and operating plans; our commitment to privacy and security; industry trends and predictions; our anticipated growth and operating leverage; the factors that drive our revenue growth; successful implementation of our solutions under development; and our expectations regarding the expansion of our offerings and our network of clients and partners. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, risks associated with: our ability to effectively manage our growth and meet our growth objectives; our focus on the long- term and our investments in growth; the competitive environment in which we operate; our ability to comply with the covenants in our credit agreement with Capital One; our ability to develop and

QUARTERLY STAKEHOLDER LETTER | THIRD QUARTER 2024 | 19 release new products and services; our ability to develop and release successful enhancements, features and modifications to our existing products and services; changes in market conditions and receptivity to our products and services; our ability to maintain the security and availability of our platform; changes in laws and regulations applicable to our business model; our ability to make accurate predictions about our industry and addressable market; the impact of pandemics on our business and economic conditions; our ability to attract, retain and cross-sell to healthcare services clients; our ability to continue to operate effectively with a primarily remote workforce and attract and retain key talent; our ability to realize the intended benefits of our acquisitions and partnerships, including our recent acquisitions of MediFind, Access eForms and ConnectOnCall; difficulties in integrating our acquisitions and investments; and the recent high inflationary environment and other general market, political, economic and business conditions (including as a result of the warfare and/or political and economic instability in Ukraine, the Middle East or elsewhere). The forward-looking statements contained in this letter are also subject to other risks and uncertainties, including those listed or described in our filings with the Securities and Exchange Commission (the "SEC"), including in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2023 that will be filed with the SEC after this letter. The forward-looking statements in this letter speak only as of the date on which the statements are made. We undertake no obligation to update, and expressly disclaim the obligation to update, any forward-looking statements made in this letter to reflect events or circumstances after the date of this letter or to reflect new information or the occurrence of unanticipated events, except as required by law. This letter also includes statistical data, estimates and forecasts that are based on industry publications or other publicly available information, as well as other information based on our internal sources. This information may be based on many assumptions and limitations, and you are cautioned not to give undue weight to such information. We have not independently verified the accuracy or completeness of the information contained in these industry publications and other publicly available information. Conference Call Information We will hold a conference call on December 5, 2023 at 5:00 PM ET to review our 2024 fiscal third quarter financial results. To participate in our live conference call and webcast, please dial (888) 350-3437 (or (646) 960-0153 for international participants) using conference code number 4000153 or visit the “Events & Presentations” section of our Investor Relations website ir.phreesia.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.